EXHIBIT 12


                         THE BEAR STEARNS COMPANIES INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                        (IN THOUSANDS, EXCEPT FOR RATIOS)




                                       (Unaudited)
                                   Three months Ended                                  Fiscal Year Ended
                           ----------------------------   --------------------------------------------------------------------------
                           February 28,    February 28,   November 30,    November 30,    November 30,   November 30,   November 30,
                               2006           2005            2005            2004            2003           2002           2001
                           ------------    ------------   ------------    ------------    ------------   ------------   ------------

Earnings before taxes
   on income               $   752,353     $   578,328    $ 2,207,059      $ 2,022,154   $ 1,772,269     $ 1,310,963    $   934,444
                           -----------     -----------    -----------      -----------   -----------     -----------    -----------

Add:  Fixed Charges

      Interest               1,453,215         784,709      4,141,653        1,609,019     1,400,953       1,762,580      3,793,998
      Interest factor in        12,028          10,254         44,723           37,143        36,038          37,735         33,500
        rents              -----------     -----------    -----------      -----------   -----------     -----------    -----------

  Total fixed charges        1,465,243         794,963      4,186,376        1,646,162     1,436,991       1,800,315      3,827,498
                           -----------     -----------    -----------      -----------   -----------     -----------    -----------


Earnings before fixed
   charges and taxes
   on income               $ 2,217,596     $ 1,373,291    $ 6,393,435      $ 3,668,316   $ 3,209,260     $ 3,111,278    $ 4,761,942

Preferred stock
   dividend
   requirements            $     7,922     $     9,890    $    36,711      $    42,214   $    48,084     $    53,142    $    59,074

Total combined fixed
   charges and
   preferred stock
   dividends               $ 1,473,165     $   804,853    $ 4,223,087      $ 1,688,376   $ 1,485,075     $ 1,853,457    $ 3,886,572

Ratio of earnings to
   fixed charges                   1.5             1.7            1.5              2.2           2.2             1.7            1.2
                           -----------     -----------    -----------      -----------   -----------     -----------    -----------

Ratio of earnings to
   combined fixed
   charges and
   preferred stock
   dividends                       1.5             1.7            1.5              2.2           2.2             1.7             1.2
                           -----------     -----------    -----------      -----------   -----------     -----------    -----------


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